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                                                                    EXHIBIT 23.1






CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference of our report dated September 6, 2000, included in the Thousand Trails, Inc. (the "Company") Form 10-K for the year ended June 30, 2000, into previously filed registration statements covering the Company's 1991 Employee Stock Incentive Plan, 1993 Stock Option and Restricted Stock Purchase Plan, 1993 Director Stock Option Plan, 1999 Employee Stock Purchase Plan, 1999 Stock Option and Restricted Stock Purchase Plan and the Stock Option Agreement dated as of August 1, 1996, between the Company and William J. Shaw.



/s/  Arthur Andersen LLP
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Dallas, Texas,
    September 6, 2000